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[MidAmerican Energy LETTERHEAD]                                     NEWS RELEASE



Date:                         June 30, 1995


Contact:                      John McCarroll (515) 281-2785


For Release:                  Immediately


     The merger of Iowa-Illinois Gas and Electric Company and Midwest Resources Inc., forming MidAmerican Energy Company, becomes effective tomorrow.

     MidAmerican is one of the 50 largest utility companies in the U.S., serving 628,000 electric customers and 592,000 natural gas customers. Assets of the new company are $4.4 billion and annual revenues are nearly $1.7 billion. MidAmerican also has nonregulated subsidiaries.

     "We are pleased that less than one year after we announced this merger, we are doing business as MidAmerican," said Russell E. Christiansen, chairman of MidAmerican.

     Midwest Resources and Iowa-Illinois announced their intent to merge on July 27, 1994. The merger received necessary shareholder and regulatory approvals.

     The common stock of MidAmerican will be listed on the New York Stock Exchange under the symbol, MEC. Trading will begin July 3, 1995. MidAmerican has 75,000 shareholders who own more than 100 million shares. The merger agreement calls for shareholders of Midwest Resources common stock to receive one share of MidAmerican for each Midwest Resources share. Iowa-Illinois common stock shareholders receive 1.47 shares of MidAmerican for each Iowa-Illinois share.

     "In forming MidAmerican, we have achieved greater size and greater financial strength. We anticipate cost reductions achieved through merger-related synergies and greater efficiencies will produce more than $500 million in savings over 10 years," said Stanley J. Bright, president of MidAmerican. "This will benefit our customers and shareholders."

     Part of the savings will result from a smaller workforce. MidAmerican will have approximately 3,750 employees, or about 15 percent fewer than Midwest Resources and Iowa-Illinois combined had one year ago.

     MidAmerican's service territory spans the state of Iowa, serving most of its larger cities, as well as areas of Illinois, Nebraska and South Dakota. Corporate headquarters are in Des Moines. Electric and natural gas headquarters will be in Davenport and Sioux City, Iowa, respectively.

     Customers will continue to see the names Iowa-Illinois Gas and Electric, Midwest Gas and Midwest Power until sometime this fall.

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